Eisner	Eisner LLP Accountants and Advisors 750 Third Avenue New York, NY 10017-2703 Tel 212.949.8700 Fax 212.891.4100 www.eisnerllp.com

October 21, 2009

Securities and Exchange Commission 100 F Street, NE
Washington, D.C. 20549

Re: TM Entertainment and Media, Inc. Ladies and Gentlemen:

We have received a copy of the current report on Form 8-K dated October 15, 2009 on October 21, 2009. We have read item 4.01 and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Eisner LLP
Eisner LLP